                                                                   EXHIBIT 5.1

                    [WILMER, CUTLER & PICKERING LETTERHEAD]

                               December 31, 1996


Metrocall, Inc.
6677 Richmond Highway
Alexandria, Virginia 22306

        Re:     Metrocall, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

                We have acted as counsel to Metrocall, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement (the "Registration Statement") on Form S-3 initially filed with the Securities and Exchange Commission (the "Commission") on December 30, 1996 under the Securities Act of 1993. The Registration Statement relates to the resale of the shares of common stock of the Company, par value $0.01 per share (the "Shares"), issuable upon exercise of certain warrants (the "Warrants"), the terms of which are set forth in a warrant agreement (the "Warrant Agreement") dated as of November 15, 1996. For the purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

                Based solely upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that (i) the Shares have been lawfully and duly authorized; and (ii) upon exercise of the Warrants pursuant to the terms of the Warrant Agreement, the Shares will have been validly issued and fully paid and nonassessable.

Metrocall, Inc.
December 31, 1996
Page Two

                We are members of the bar of the State of Maryland and the District of Columbia and do not hold ourselves out as being experts in the law of any other state. This opinion is limited to the laws of the United States and the General Corporation Law of Delaware. Although we do not hold ourselves out as being experts in the laws of Delaware, we have made an investigation of such laws to the extent necessary to render our opinion. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect.

                We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared solely for your use in connection with the filing of the Registration Statement on December 31, 1996, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

                We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the caption "Legal Matters."

                                   Sincerely,

                                   WILMER, CUTLER & PICKERING



                                   By: /s/ THOMAS W. WHITE
                                      --------------------------
                                      Thomas W. White, a partner